Exhibit 99.1

McGladrey & Pullen, LLP
Certified Public Accountants

Report of Independent Registered Public Accounting Firm

To the Board of Directors

CGB Holdings, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of CGB Holdings, Inc. and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Los Angeles, CA

April 16, 2012

CGB Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2011 and 2010

(dollars and per share amounts, in thousands)

	2011	2010
Assets
Cash and Due From Banks	$6,779	$21,038
Interest-Earning Deposits in Other Financial Institutions	38,756	53,140
Total cash and cash equivalents	45,535	74,178
Interest-Earning Deposits in Other Financial Institutions	3,952	17,343
Investment Securities Available for Sale	9,460	13,504
Loans	168,736	211,564
Allowance for loan losses	(2,355)	(1,178)
Loans, net	166,381	210,386
Premises and Equipment, net	4,201	4,448
Federal Home Loan Bank and Other Bank Stock, at cost	1,986	2,359
Core Deposit Intangible	1,863	2,336
Other Real Estate Owned	3,581	1,447
Accrued Interest Receivable and Other Assets	2,425	2,621
Total assets	$239,384	$328,622
Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Demand, noninterest-bearing	$70,188	$71,361
Savings, NOW and money market	73,158	69,460
Time deposits under $100,000	31,857	53,546
Time deposits $100,000 or more	25,949	81,100
Total deposits	201,152	275,467
Borrowings	—	12,000
Accrued interest payable and other liabilities	3,044	2,713
Total liabilities	204,196	290,180
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, no par, 100 shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value; 750 shares authorized; 358 and 393 shares issued and outstanding at December 31, 2011 and 2010	—	—
Additional paid-in capital	36,006	39,538
Accumulated deficit	(3,992)	(3,754)
Noncontrolling interest	2,691	2,659
Accumulated other comprehensive income (loss)	483	(1)
Total stockholders’ equity	35,188	38,442
Total liabilities and stockholders’ equity	$239,384	$328,622

See Notes to Consolidated Financial Statements.

CGB Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

Years Ended December 31, 2011 and 2010

(dollars in thousands, except per share amounts)

	2011	2010
Interest income:
Loans	$15,330	$1,704
Investment securities	342	338
Other	238	43
Total interest income	15,910	2,085
Interest expense:
Deposits	801	620
Total interest expense	801	620
Net interest income	15,109	1,465
Provision for loan losses	2,717	904
Net interest income after provision for loan losses	12,392	561
Noninterest income:
Bargain purchase gain (Note 2)	—	3,757
Service charges and other	2,333	30
Total noninterest income	2,333	3,787
Noninterest expense:
Salaries and employee benefits	6,772	2,168
Occupancy and equipment expenses	1,404	458
Other expenses	6,586	1,780
Total noninterest expense	14,762	4,406
Loss before income taxes	(37)	(58)
Provision for income tax expense	202	3
Net (loss)	(239)	(61)
Less: consolidated net (loss) attributable to noncontrolling interest in subsidiary	(1)	(279)
Consolidated net income (loss) attributable to controlling interest	$(238)	$218
Basic and diluted earnings (loss) per share	$(0.65)	$1.29

See Notes to Consolidated Financial Statements.

CGB Holdings, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2011 and 2010

(dollars in thousands, except in per share amounts)

	Comprehensive	Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive Income	Non-controlling
	Income (Loss)	Shares	Amount	Capital	Deficit	(Loss)	Interest	Total
Balance, December 31, 2009		168	$—	$16,987	$(3,972)	$28	$2,936	$15,979
Issuance of common stock		225	—	22,502	—	—	—	22,502
Stock-based compensation		—	—	49	—	—	4	53
Comprehensive income:
Unrealized loss on investment securities, net of taxes of $22	$(32)	—	—	—	—	(30)	(3)	(32)
Net income (Note 2)	(61)	—	—	—	218	—	(279)	(61)
Comprehensive loss	$(93)
Balance, December 31, 2010		393	—	39,538	(3,754)	(1)	2,659	38,442
Divestiture and repurchase of common stock (Note 2)		(35)	—	(3,622)	—	—	—	(3,622)
Stock-based compensation		—	—	90	—	—	8	98
Comprehensive income:
Unrealized gain on investment securities, net of taxes of $0	$509	—	—	—	—	484	25	509
Net (loss)	(239)	—	—	—	(238)	—	(1)	(239)
Comprehensive income	$270
Balance, December 31, 2011		358	$—	$36,006	$(3,992)	$483	$2,691	35,188

See Notes to Consolidated Financial Statements.

CGB Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2011 and 2010

(dollars in thousands)

	2011	2010
Cash Flows From Operating Activities
Net (loss)	$(239)	$(61)
Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Bargain purchase gain	—	(3,757)
Depreciation	472	213
Net amortization of investment securities premiums and discounts	193	54
Loss on disposition of premises and equipment	—	32
Amortization of core deposit intangible	473	—
Provision for loan losses	2,717	904
Share-based compensation expense	98	53
Net decrease (increase) in deferred fees and cost	23	(50)
Gain on sale of other real estate owned	(215)	—
Net decrease (increase) in accrued interest and other assets	152	(1,540)
Net increase in accrued interest and other liabilities	417	597
Net cash provided by (used in) operating activities	4,091	(3,555)
Cash Flows From Investing Activities
Proceeds from maturities and principal paydowns on securities	4,360	4,523
Purchases of available-for-sale securities	—	(3,097)
Net decrease (increase) in interest-earning deposits in other financial institutions	13,391	(13,593)
Net decrease (increase) in loans	23,790	(31,072)
Purchase of premises and equipment	(225)	(10)
Proceeds from redemption of Federal Home Loan Bank stock	373	244
Proceeds from sale of other real estate owned	1,761	—
Proceeds from redemption of Federal Reserve Bank stock	—	110
Net cash acquired in acquisition (Note 2)	—	50,563
Net cash provided by investing activities	43,450	7,668
Cash Flows From Financing Activities
Net decrease (increase) in deposits	(74,315)	17,400
Proceeds from borrowings	—	12,000
Transfer of net assets to affiliate, cash paid	(1,868)	—
Proceeds from issuance of common stock	—	22,502
Repurchase of common stock	(2)	—
Net cash provided by (used in) financing activities	(76,185)	51,902
Increase (decrease) in cash and cash equivalents	(28,644)	56,015
Cash and Cash Equivalents
Beginning of period	74,178	18,163
End of period	$45,534	$74,178

CGB Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

Years Ended December 31, 2011 and 2010

(dollars in thousands)

	2011	2010
Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$809	$591
Cash paid for income taxes	$271	$2
Supplemental Schedule of Noncash Investing and Financing Activities
Sale of CGB Asset Management, Inc. (Note 2):
Loans	$13,361	—
Other real estate owned	433	—
Other assets	44	—
Total assets	$13,838	$—
Borrowings	$12,000	$—
Other liabilities	86	—
Total liabilities	12,086	—
Exchange of common stock	$3,620	$—

See Notes to Consolidated Financial Statements.

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

CGB Holdings, Inc. (the Company), through its majority-owned subsidiary, Professional Business Bank (the Bank), provides a full range of banking services to its commercial and consumer customers. The Bank is headquartered in Pasadena, California, in the San Gabriel Valley of Los Angeles County, California. The Bank currently operates from four full-service locations, with the main office and branch office in Pasadena and one branch office each in Montebello and Glendale. All branches are located in the San Gabriel Valley of Los Angeles County. The Bank’s primary source of revenue is providing loans to customers, who are predominately small- and medium-sized businesses and individuals.

On December 31, 2010, California General Bank acquired 100 percent of the outstanding common stock of Professional Business Bank and immediately changed the name of the merged bank to Professional Business Bank. During 2010 California General Bank converted from a national to a state-chartered bank in anticipation of the merger. In connection with the merger, the Company also formed CGB Asset Management, Inc., a wholly-owned subsidiary, in order to hold certain troubled assets acquired in the merger (see Note 2).

Professional Business Bank is a full-service commercial bank with six branches in the cities of Pasadena, Glendale, Montebello, Huntington Beach and Irvine, California, engaged primarily in commercial and real estate lending to small and midsized businesses.

Summary of Professional Business Bank’s Significant Accounting Policies

Basis of presentation:  The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry.

Principles of consolidation:  The consolidated financial statements include the accounts of the Company, its majority-owned subsidiary, Professional Business Bank (the Bank), and its wholly-owned subsidiary, CGB Asset Management, Inc. (collectively referred to as the Company). (As discussed in Note 2, CGB Asset Management, Inc. was sold on March 31, 2011.) Noncontrolling interest amounts relating to the Company’s majority-owned subsidiary are included within net income attributable to the noncontrolling interest caption in its consolidated statement of operations and within the noncontrolling interest caption in its consolidated balance sheet. All intercompany balances and transactions have been eliminated in consolidation.

Use of estimates:  In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates susceptible to significant change in the near term include the allowance for loan losses, deferred tax assets and the fair value of assets and liabilities.

Business combinations:  The Company applies the acquisition method of accounting for business combinations. Under the acquisition method, the acquiring entity in a business combination recognizes 100 percent of the assets acquired and liabilities assumed at their acquisition date fair values. Management utilizes valuation techniques appropriate for the asset or liability being measured in

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

determining these fair values. Any excess of the purchase price over amounts allocated to assets acquired, including identifiable intangible assets, and liabilities assumed is recorded as goodwill. When amounts allocated to assets acquired and liabilities assumed are greater than the purchase price, a bargain purchase gain is recognized. Acquisition-related costs are expensed as incurred. The Company incurred $135,628 in acquisition-related costs for the year ended December 31, 2010. In addition, Carpenter Community Bancfunds incurred $350,000 in acquisition-related costs during the year ended December 31, 2010. Both the Company and Carpenter Community Bancfunds, collectively owners of 99.99 percent of the common stock of CGB Holdings, Inc., were reimbursed for these expenses through a reduction of proceeds paid to the former shareholders of Professional Business Bank.

Cash, cash equivalents and cash flows:  For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks and interest-earning deposits in other financial institutions.

Concentration of credit risk and cash and due from banks:  Banking regulations require that banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. The Bank was in compliance with all reserve requirements as of December 31, 2011.

The Company maintains amounts due from banks, which may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Investment securities:  Investment securities are classified as available-for-sale and recorded at fair value. Unrealized gains or losses on available-for-sale securities are excluded from net income and reported as a separate component of other comprehensive income included in stockholders’ equity. Premiums or discounts on available-for-sale securities are amortized or accreted into income using the interest method. Realized gains or losses on sales of available-for-sale securities are recorded using the specific identification method.

Management evaluates securities for other-than-temporary impairment (OTTI) at least on a quarterly basis and more frequently when economic or market conditions warrant such evaluation. Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. In estimating other-than-temporary impairment losses, management considers the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. If it is probable that the issuer of the security will be unable to pay all amounts due according to the contractual terms of the debt security, then OTTI will be recognized and the security will be written down to fair value.

If the Company intends to sell an impaired security, the Company records an other-than-temporary loss in an amount equal to the entire difference between fair value and amortized cost. If a security is determined to be other-than-temporarily impaired, but the Company does not intend to sell the security, only the credit portion of the estimated loss is recognized in earnings, with the other portion of the loss recognized in other comprehensive income.

Acquired loans from transaction on December 31, 2010:  Acquired loans from the transaction accounted for as a business combination (see Note 2) include both nonperforming loans with evidence of credit deterioration since their origination date and performing loans with no such credit deterioration. The Company is accounting for a significant majority of the loans, including loans with

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

evidence of credit deterioration acquired in the transaction in accordance with Accounting Standards Codification (ASC) 310-30, Accounting for Loans or Certain Securities Acquired in a Transfer, formerly known as Statement of Position (SOP) 03-3.

At the date of acquisition, the Company recorded the loans at their fair value. In accordance with ASC 310-30, the Company has pooled performing loans at the date of purchase. The loans were aggregated into pools based on common risk characteristics.

The difference between the undiscounted cash flows expected to be collected at acquisition and the investment in the loan, or the “accretable yield,” is recognized as interest income on a level-yield method over the life of the loan. Contractually required payments for interest and principal that exceed the undiscounted cash flows expected at acquisition, or the “nonaccretable difference,” are not recognized as a yield adjustment, loss accrual or valuation allowance. Increases in expected cash flows subsequent to the initial investment are recognized prospectively through adjustment of the yield on the loan over its remaining life. Decreases in expected cash flows are recognized as impairment. If the Company does not have the information necessary to reasonably estimate cash flows to be expected, it may use the cost recovery method or cash basis method of income recognition. Valuation allowances on these impaired loans reflect only losses incurred after the acquisition (meaning the present value of all cash flows expected at acquisition that ultimately are not to be received).

Originated loans:  Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs, net of deferred loan fees or costs, unearned discounts, fair value valuation allowances and net of allowance for loan losses or specific valuation accounts. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Interest on loans is accrued daily and recognized over the terms of the loans and is calculated using the simple-interest method based on principal amounts outstanding.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Generally, the accrual of interest on loans is discontinued when principal or interest is past due 90 days based on the contractual terms of the loan or when, in the opinion of management, there is reasonable doubt as to collectability. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan’s principal balance is deemed collectable. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal for a period of at least six months and when, in the judgment of management, the loans are estimated to be fully collectible as to all principal and interest.

The Company’s loan portfolio consists primarily of the following loan types:

•                  Construction loans: Construction loans consist of vacant land and property that is in the process of improvement. Repayment of these loans can be dependent on the sale of the property to third parties or the successful completion of the improvements by the builder for the end user. In the event a loan is made on property that is not yet improved for the planned development, there is the risk that approvals will not be granted or will be delayed. Construction loans also run the risk that improvements will not be completed on time or in accordance with specifications and projected costs. Construction real estate loans generally have terms of one

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

year to eighteen months during the construction period and interest rates based on a designated index.

•                  Commercial real estate loans: Commercial real estate loans are primarily secured by apartment buildings, office and industrial buildings, warehouses, small retail shopping centers and various special purpose properties, including hotels, restaurants and nursing homes. Although terms vary, commercial real estate loans generally have amortizations of 15 to 25 years, as well as balloon payments of two to five years, and terms which provide that the interest rates thereon may be adjusted annually at the Company’s discretion, based on a designated index.

•                  Residential multifamily real estate: Residential multifamily loans generally involve a greater degree of credit risk than residential real estate loans due to the reliance on the successful operation of the project. This loan type is sensitive to adverse economic conditions.

•                  Commercial and industrial loans: Commercial and industrial loans are loans for commercial, corporate and business purposes, including issuing letters of credit. The Company’s commercial business loan portfolio is comprised of loans for a variety of purposes and generally is secured by equipment, machinery and other business assets. Commercial business loans generally have terms of five years or less and interest rates that float in accordance with a designated published index. Substantially all of such loans are secured and backed by the personal guarantees of the owners of the business.

•                  Residential 1-4 family real estate loans: Residential real estate loans are generally smaller in size and are homogenous because they exhibit similar characteristics.

•                  Consumer: Consumer loans generally have higher interest rates than mortgage loans. The risk involved in consumer loans is the type and nature of the collateral and, in certain cases, the absence of collateral. Consumer loans include second mortgage and home equity loans, education loans, vehicle loans and other secured and unsecured loans that have been made for a variety of consumer purposes.

Allowance for loan losses:  The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectability of existing loans, prior loss experience and peer bank loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower’s ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

When establishing the allowance for loan losses, management categorizes loans into risk categories generally based on the nature of the collateral and the basis of repayment. These risk categories are pass, substandard, doubtful and loss. The relevant risk characteristics of these risk categories are more fully described in Note 4.

The allowance consists of two primary components, specific reserves related to impaired loans and general reserves for inherent losses related to loans that are not impaired. For such loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan are lower than the carrying value of that loan. The general component of the allowance covers non-impaired loans and is based on historical and peer banks’ loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company and peer banks over the most recent three years. This actual loss experience is supplemental with other economic and qualitative factors based on the risks present for each portfolio segment. These economic and qualitative factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

A loan is impaired when it is probable, based on current information and events, the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured on an individual basis for commercial and construction loans based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, may collectively be evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

All loans on nonaccrual status are considered to be impaired; however, not all impaired loans are on nonaccrual status. Impaired loans on accrual status are loans that continue to pay as agreed. Factors that contribute to a performing loan being classified as impaired include payment status, collateral

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

value, probability of collecting scheduled payments, delinquent taxes and debts to other lenders that cannot be serviced out of existing cash flow.

A troubled debt restructuring is a loan which the Company, for reasons related to a borrower’s financial difficulties, grants a concession to a borrower that the Company would not otherwise consider. The loan terms which have been modified or restructured due to a borrower’s financial difficulty include, but are not limited to, a reduction in the stated interest rate, an extension of the maturity at an interest rate below market, a reduction in the face amount of the debt, and a reduction in the accrued interest or extension, deferral, renewal or rewrite. Under ASC 310, Receivables, troubled debt restructurings are considered impaired loans and are evaluated for the amount of impairment, with the appropriate allowance for loan loss adjustment.

Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt is considered to be a collateral dependent loan, the loan is reported at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Bank determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The restructured loans may be classified “special mention” or “substandard” depending on the severity of the modification. Loans that were paid current at the time of modification may be upgraded in their classification after a sustained period of repayment performance, usually six months or longer.

Loans that are past due at the time of modification are classified “substandard” on nonaccrual status. Those loans may be upgraded in their classification and placed on accrual status once there is a sustained period of repayment performance (usually six months or longer) and there is a reasonable assurance that the repayment will continue. Generally, until a loan that is a TDR is paid in full or otherwise settled, sold, or charged off, the loan must be reported as a TDR.

Transfers of financial assets:  The Company adopted authoritative guidance under ASC Topic 860, Transfers and Servicing, on January 1, 2010 with no significant impact on the Company’s financial statements. Transfers of financial assets are accounted for as sales only when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Company, (2) the transferee obtains the right to pledge or exchange the assets it received, and no condition both constrains the transferee from taking advantage of its right to pledge or exchange and provides more than a modest benefit to the transferor, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets. In addition, for transfers of a portion of financial assets (for example, participations of loan receivables), the transfer must meet the definition of a “participating interest” in order to account for the transfer as a sale. Following are the characteristics of a participating interest:

•                  Pro rata ownership in an entire financial asset.

•                  From the date of the transfer, all cash flows received from entire financial assets are divided proportionately among the participating interest holders in an amount equal to their share of ownership.

•                  The rights of each participating interest holder have the same priority, and no participating interest holder’s interest is subordinated to the interest of another participating interest holder.

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

That is, no participating interest holder is entitled to receive cash before any other participating interest holder under its contractual rights as a participating interest holder.

•                  No party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to pledge or exchange the entire financial asset.

The Company accounts for transfers and servicing of financial assets by recognizing the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

Other Real Estate Owned:  Real estate acquired through, or in lieu of, loan foreclosures is held for sale and initially recorded at fair value less cost to sell, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less costs to sell. Subsequent write-downs to fair value are charged to earnings. CGB Holdings has $1,447,000 of OREO at December 31, 2010, which is included within the accrued interest receivable and other assets line item on the balance sheet.

Premises and equipment:  Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives, which range from three to 10 years for furniture, equipment and computer equipment and 40 years for buildings. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the remaining lease term, whichever is shorter.

Investment in Federal Home Loan Bank stock:  The Company is a member of the Federal Home Loan Bank (FHLB) of San Francisco and, as such, is required to maintain a minimum investment in stock of the FHLB that varies with the level of loans eligible to be pledged and advances outstanding with the FHLB. The stock is bought from and sold to the FHLB based upon its $100 par value. The stock does not have a readily determinable fair value and, as such, is classified as restricted stock, carried at cost and evaluated for impairment in accordance with ASC 942-325-35. In accordance with this guidance, the stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as (a) the significance of the decline in net assets of the FHLB as compared to the capital stock amount and the length of time this situation has persisted, (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance, (c) the impact of legislative and regulatory changes on the customer base of the FHLB and (d) the liquidity position of the FHLB. No impairment losses have been recorded during the years ended December 31, 2011 and 2010.

Core deposit intangible:  Core deposit intangible assets are amortized over seven years. The Company evaluates the remaining useful lives of its core deposit intangible assets each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the estimate of an intangible asset’s remaining useful life is changed, the remaining carrying amount of the intangible asset is amortized prospectively over the revised remaining useful life. The balance of the core deposit intangible at December 31, 2011 and 2010 is $1.9 million, net of $0.5 million of amortization and $2.3 million net of $0 amortization, respectively.

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income taxes:  The Company and its subsidiaries file a consolidated federal and a combined state income tax return. Pursuant to a tax sharing agreement, the company is responsible for payment of taxes to the taxing authorities. The subsidiaries (including the Bank) are required to pay the Company an amount equal to their separate federal and state tax liability, computed as if each subsidiary filed separate income tax returns.

Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the financial statements. A valuation allowance is established to reduce the deferred tax asset to the level at which it is more likely than not that the tax asset or benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss carryforwards depends on having sufficient taxable income of an appropriate character within the carryforward periods. Due to the Company’s operating losses, management has determined that a full valuation allowance on its deferred tax assets is necessary.

The Financial Accounting Standards Board (FASB) issued guidance on accounting for uncertainty in income taxes. Management believes that all tax positions taken to date are highly certain and, accordingly, no accounting adjustment has been made to the financial statements. Interest and penalties related to uncertain tax positions are recorded as part of income tax expense.

Advertising costs:  The Company expenses the costs of advertising in the period incurred.

Financial instruments:  In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

Comprehensive income:  The Comprehensive Income Topic of the FASB ASC establishes standards for the reporting and display of comprehensive income in the financial statements. Other comprehensive income (loss) refers to revenues, expenses, gains and losses that generally accepted accounting principles recognize as changes in value to an enterprise but are excluded from net income. The Company’s comprehensive income as of December 31, 2011 and 2010 consists of net income and changes in fair value of its available-for-sale investment securities.

Earnings per share:  Basic earnings per share (EPS) excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. At December 31, 2011, there were no awards outstanding which were considered common stock equivalents for diluted EPS purposes as they would be anti-dilutive as a result of operating losses incurred. The total shares that are potentially dilutive at December 31, 2011 includes stock options of 108,159 which have no intrinsic value and restricted share grants of 102,758.

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	Income (Loss) per Share Years Ended
	December 31, 2011	December 31, 2010
Net (loss) income (dollars in thousands)	$(238)	$218
Basic and diluted weighted-average shares outstanding (in thousands)	366	169
(Loss) income per share	$(0.65)	$1.29

Fair value measurement:  Applicable accounting guidance establishes a fair value hierarchy based on the valuation inputs used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset.

Fair value is defined in the accounting standards as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Accounting standards also establish a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes the following three levels of inputs that may be used to measure fair value:

•                  Level 1:  Quoted prices (unadjusted) or identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

•                  Level 2:  Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•                  Level 3:  Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

See Note 15 for additional information.

Stock-based compensation:  The Company is required to recognize the cost of employee services received in exchange for awards of stock options, or other equity instruments, based on the grant-date fair value of those awards. This cost is recognized over the period in which an employee is required to provide services in exchange for the award, generally the vesting period.

Subsequent events:  The Company has evaluated subsequent events for potential recognition and disclosure through April 16, 2012, the date on which the consolidated financial statements were available to be issued.

Recent accounting pronouncements:  In April 2011, the FASB issued amended accounting and disclosure guidance relating to a creditor’s determination of whether a restructuring is a troubled debt restructuring. The amendments clarify the guidance on a creditor’s valuation of whether it has granted a concession and whether a debtor is experiencing financial difficulties. This guidance is effective for annual periods ending on or after December 15, 2012, including interim periods within those annual

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

periods. The adoption of this guidance is not expected to have a material impact on the Bank’s financial position, results of operations or cash flows.

In May 2011, the FASB issued updated accounting guidance related to fair value measurements and disclosures that result in common fair value measurements and disclosures between U.S. GAAP and International Financial Reporting Standards. This guidance includes amendments that clarify the application of existing fair value measurement requirements, in addition to other amendments that change principles or requirements for measuring fair value and for disclosing information about fair value measurements. This guidance is effective for annual periods beginning after December 15, 2011. The adoption of this guidance is not expected to have a material effect on the Bank’s consolidated financial statements.

In June 2011, the FASB issued new accounting guidance related to the presentation of comprehensive income that eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments require that all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. This guidance is effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. The Company is currently evaluating which presentation option it will utilize for comprehensive income in its consolidated financial statements. The adoption of this guidance will not impact the Company’s financial position, results of operations or cash flows and will only impact the presentation of other comprehensive income in the consolidated financial statements.

NOTE 2. MERGER OF PROFESSIONAL BUSINESS BANK INTO CALIFORNIA GENERAL BANK AND RELATED NAME CHANGE

At December 31, 2010, three Carpenter Community Bancfunds collectively owned in excess of 99.99 percent of the common stock of CGB Holdings, Inc. On December 29, 2010, these funds purchased 225 thousand common shares of the Company for $100 per share, or $22.5 million in the aggregate, increasing their collective ownership position to 392,500 common shares of the total 392,520 shares outstanding at year-end. In connection with the purchase of 225 thousand common shares, the Company issued $112 thousand of warrants which allow the purchaser to purchase one share of common stock per warrant at a price of $100 per share over a period of five years. No warrants have been exercised as of December 31, 2011.

At January 1, 2010, the Company owned 81.4 percent of California General Bank. On December 29, 2010, the Company purchased 906,667 additional shares of California General Bank for $7.50 per share (which approximated book value) or $6.8 million. On December 31, 2010, the Company purchased an additional 1,580,000 shares of California General Bank common stock for $7.50 per share or $11.9 million (which approximated book value). The Company’s ownership interest in California General Bank’s common stock increased from 81.4 percent to 91.7 percent as a result of the additional stock purchases during 2010.

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 2. MERGER OF PROFESSIONAL BUSINESS BANK INTO CALIFORNIA GENERAL BANK AND RELATED NAME CHANGE (Continued)

On December 31, 2010, the Company acquired 100 percent of the stock of Professional Business Bank for $11.4 million in cash, net of reimbursed expenses of $0.5 million. The proceeds of $11.4 million were utilized by the former shareholders of Professional Business Bank to repay certain creditors in the amount of $4.3 million and to issue a senior note to CGB Asset Management, Inc. in the amount of $6 million. The remaining cash of $1.1 million was paid to the former shareholders of Professional Business Bank.

Simultaneously with the acquisition of Professional Business Bank, the Company merged Professional Business Bank into California General Bank with California General Bank remaining as the surviving entity and bank charter. California General Bank adopted the Professional Business Bank name. The merger added five full-service branches, two of which were closed in 2011.

The excess of the estimated fair value of the net assets acquired by California General Bank over the purchase price was $3.8 million, which was recorded as a bargain purchase gain. The assets acquired included a core deposit intangible of $2.3 million, which is being amortized over a period of seven years in proportion to the related benefits. No amortization expense was recognized in 2010. The assets and liabilities of Professional Business Bank accounted for at fair value that required either a third-party or an internal valuation analysis included the core deposit intangible, loans, investment securities, land and a building, contractual lease obligations, deposits and borrowings as of December 31, 2010. Balances considered to be at fair value at the date of acquisition were cash and cash equivalents, other assets (interest receivable) and other liabilities (interest payable).

In addition, on December 31, 2010, the Company purchased 100 percent of the common stock of CGB Asset Management, Inc. through an investment of $3.5 million. Simultaneously, Carpenter Community Bancfunds invested $6 million in a senior note issued by CGB Asset Management, Inc. Also on December 31, 2010, CGB Asset Management, Inc. issued $5.8 million and $225,000 in senior notes to Belvedere Capital Fund II, LP and SoCal Bancorporation (former Professional Business Bank shareholders), respectively.

On December 31, 2010, the Company sold $13.5 million in loans at fair value (its historical cost basis post merger) and $1.5 million in other real estate owned at fair value to its wholly-owned subsidiary CGB Asset Management, Inc. On March 30, 2011, the ownership of CGB Asset Management, Inc. was transferred from CGB Holdings, Inc. to Carpenter Community Bancfunds through an exchange of common stock and preferred stock. The transfer was accounted for at historical cost because the companies were under common control.

The following table is a condensed balance sheet showing the fair values of the assets acquired and the liabilities assumed as of the date of acquisition adjusted retrospectively in 2011 for a measurement

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 2. MERGER OF PROFESSIONAL BUSINESS BANK INTO CALIFORNIA GENERAL BANK AND RELATED NAME CHANGE (Continued)

period adjustment related to a $300 thousand reduction to fair value of certain loans (dollars in thousands):

Assets:
Cash and cash equivalents	$61,927
Interest-earning deposits in other financial institutions	1,500
Investment securities available for sale	7,952
Loans	163,992
Premises and equipment	3,564
Other assets	4,019
Core deposit intangible	2,336
245,290
Liabilities:
Deposits	228,483
Other liabilities	1,686
230,169
Bargain purchase gain	3,757
Total purchase price (paid in cash)	$11,364

NOTE 3. INVESTMENT SECURITIES

The amortized cost and estimated fair value of available-for-sale securities at December 31, are summarized as follows (dollars in thousands):

2011	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury securities	$—	$—	$—	$—
U.S. government agency securities	1,517	1	—	1,518
Municipal securities	5,492	467	—	5,959
Mortgage-backed securities, residential	1,941	42	—	1,983
	$8,950	$510	$—	$9,460

2010	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury securities	$2,000	$2	$—	$2,002
U.S. government agency securities	2,601	3	—	2,604
Municipal securities	6,131	—	—	6,131
Mortgage-backed securities, residential	2,769	6	(8)	2,767
	$13,501	$11	$(8)	$13,504

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 3. INVESTMENT SECURITIES (Continued)

There were no investment securities with continuous unrealized losses greater than 12 months at December 31, 2011 and 2010.

The amortized cost and fair value of available-for-sale securities as of December 31, 2011, by contractual maturities, is as follows (dollars in thousands):

	Amortized Cost	Fair Value
Due in one year or less	$1,517	$1,518
Due after one year through five years	—	—
Due after five years through 15 years	2,959	3,163
Due after 15 years	2,533	2,796
Mortgage-backed securities, residential	1,941	1,983
	$8,950	$9,460

Although mortgage-backed securities have contractual maturities through 2033, the expected maturity will differ from the contractual maturities because borrowers or issuers may have the right to prepay such obligations without penalties.

The Company pledges securities for various purposes, and securities totaling $7.2 million are pledged as of December 31, 2011.

NOTE 4. LOANS AND ALLOWANCES FOR LOAN LOSSES

The Company’s loan portfolio consists primarily of loans to borrowers within Southern California. Although the Company seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate-associated businesses are among the principal industries in the Company’s market area, and as a result, the Company’s loan and collateral portfolios are, to some degree, concentrated in those industries. The Company’s loan policy requires that sufficient collateral, which consists primarily of real estate, be obtained as necessary to meet the Company’s relative risk criteria for each borrower.

Commercial real estate loans represent 67 percent of total loans as of December 31, 2011. A substantial decline in the performance of the economy in general or a continued decline in real estate values in the Company’s primary market area in particular could have an adverse impact on collectability, increase the level of real estate-related nonperforming loans, or have other adverse effects, which alone or in the aggregate could have a material adverse effect on the financial condition of the Company.

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 4. LOANS AND ALLOWANCES FOR LOAN LOSSES (Continued)

The composition of the Company’s loans at December 31 is as follows (dollars in thousands):

	2011	2010
Loans:
Construction	$35	$11,937
Commercial real estate	98,934	124,824
Residential multifamily real estate	14,644	15,239
Commercial and industrial	46,474	48,365
Residential 1 - 4 family real estate	6,263	7,895
Consumer	2,394	3,335
Total loans	168,744	211,596
Deferred loan fees	(8)	(32)
Allowance for loan losses	(2,355)	(1,178)
Net loans	$166,381	$210,386

	2011	2010
Acquired performing loans	$122,035	$162,443
Acquired nonperforming loans	1,398	15,102
Originated loans	45,311	34,051
Total loans	$168,744	$211,596

The following provides additional information related to the acquired loans in 2010. The estimated contractual payments in the tables below include the estimated impact of prepayments on the loans purchased. These same prepayments are also utilized in estimating the total expected cash flows to be collected. The total acquired loans accounted for under ASC 310-30 amounted to $97.7 million and $147.7 million at December 31, 2011 and 2010, respectively. The total contractual outstanding amount for loans under ASC 310-30 are $106.9 million and $165.8 million for December 31, 2011 and 2010, respectively. The remaining acquired loans were not eligible for ASC 310-30 accounting.

Acquired performing loans at December 31, 2010 includes $29.1 million of loans at fair value that are accounted for under ASC 310-20. On the date of acquisition, these loans had an outstanding balance of $29.9 million and a related discount of $806 thousand. Information related to acquired loans accounted for under ASC 310-30 is as follows:

	Estimated Contractual Payments	Accretable Yield	Nonaccretable Yield	Estimated Fair Value
Balance, December 31, 2010	$174,078	$(25,720)	$(14,996)	$133,362

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 4. LOANS AND ALLOWANCES FOR LOAN LOSSES (Continued)

Acquired nonperforming loans in 2010 (dollars in thousands):

	Estimated Contractual Payments	Accretable Yield	Nonaccretable Yield	Estimated Fair Value
Balance, December 31, 2010	$20,873	$(1,567)	$(4,204)	$15,102

Approximately 71 percent of the loans acquired in 2010 were classified as commercial real estate loans (based on estimated fair value on the acquisition date).

The excess of cash flows expected to be collected over the initial fair value of acquired loans is referred to as accretable yield and is accreted into interest income over the estimated life of the acquired loans using the effective yield method. The accretable yield will change due to:

•                  Estimate of the remaining life of acquired loans which may change the amount of future interest income

•                  Estimate of the amount of contractually required principal and interest payments over the estimated life that will not be collected (the nonaccretable difference)

•      Indices for acquired loans with variable rates of interest

•                  Improvement in the amount of expected cash flows

The following table reflects changes in accretable yield of for acquired loans accounted for under ASC 310-30 for the year (dollars in thousands):

Balance at December 31, 2010	$27,287
Interest income recognized in earnings(2)	(11,961)
Additions(1)	3,917
Reclassification of nonaccretable to accretable	7,365
Amounts transferred to accretable from nonaccretable due to loan payoffs	1,553
Balance at December 31, 2011	$28,161

(1)                                 Additions included above reflect increases in expected cash flows based on management’s cash flow assumptions which include an expectation that acquired loans maturing within a 60 month period from the reporting date will renew at the current estimated market rate for an addition 60 month period. The renewal assumption increases interest cash flows, and therefore accretable yield, compared to the cash flows originally estimated at  acquisition, which did not include a renewal assumption. However, this change will not have a significant impact on our expected annual yield on these acquired loans.

(2)                                 Includes $3.0 million in accretion related to early loan pay offs.

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 4. LOANS AND ALLOWANCES FOR LOAN LOSSES (Continued)

The following table reflects changes in nonaccretable yield of acquired loans accounted for under ASC 310-30 (dollar in thousands):

Balance at December 31, 2010	$19,200
Transfer of CGBAM loans	(3,216)
Reclassification of nonaccretable to accretable due to improvement in expected cash flows	(7,365)
Amounts not recognized due to charge offs on transfers to other real estate	(1,016)
Amounts transferred to accretable due to loan pay offs	(1,553)
Balance at December 31, 2011	$6,050

After one year of historical performance of the acquired loan portfolio, the credit quality is performing better than originally estimated. Approximately 31 percent of the acquired loans with credit deterioration were paid off during the year ending December 31, 2011. Acquired loans with no evidence of credit deterioration also performed better than originally estimated. Increased interest yield associated with acquired loan payoffs totaled $3.0 million at December 31, 2011, of which $2.7 million resulted from discounted payoffs of acquired loans with evidence of credit deterioration with the remaining $300 thousand of gain associated with the payoff of a pool of loans acquired with no evidence of credit deterioration at acquisition. The better than expected performance of acquired loans resulted in a decrease to the nonaccretable difference which will result in increased interest income recognition over the remaining life of the loans.

The following table reflects changes in the allowance for loan losses for acquired loans for the year ended December 31, 2011 (dollars in thousands):

Allowance for loan losses on acquired loans at December 31, 2010	$—
Provision for loan losses on acquired loans	310
Allowance for loan losses on acquired loans at December 31, 2011	$310

The allowance on acquired loans relates specifically to four impaired loans totaling $2.3 million which were not accounted for on a pooled basis and are maintained on a nonaccrual basis.

Allowance for loan losses: A summary of the changes in the allowance for loan losses during the years ended December 31 follows (dollars in thousands):

	2011	2010
Allowance at beginning of year	$1,178	$254
Provision charged to expense	2,717	904
Recoveries on loans charged off	—	20
	3,895	1,178
Less loans charged off	1,540	—
Allowance at end of year	$2,355	$1,178

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 4. LOANS AND ALLOWANCES FOR LOAN LOSSES (Continued)

The following table provides additional detail of the activity in the allowance for loan losses, by portfolio segment, for the year ended December 31, 2011 (dollars in thousands):

	Commercial and Industrial	Commercial Real Estate	Construction Real Estate	Residential 1 - 4 family Real Estate	Residential Multifamily Real Estate	Consumer	Total
Allowance for loan losses:
Beginning balance	$748	$288	$—	$88	$54	$—	$1,178
Charge-offs	(1,129)	(254)	—	(59)	—	(98)	(1,540)
Recoveries	—	—	—	—	—	—	—
Provision	2,194	321	—	46	(8)	164	2,717
Ending balance	$1,813	$355	$—	$75	$46	$66	$2,355
Period-ended amount allocated to:
Individually evaluated for impairment	$627	$—	$—	$—	$—	$—	$627
Collectively evaluated for impairment	876	355	—	75	46	66	1,418
Loans under ASC 310-30	310	—	—	—	—	—	310
Ending balance	$1,813	$355	$—	$75	$46	$66	$2,355
Loans:
Individually evaluated for impairment	$2,145	$—	$—	$244	$—	$59	$2,448
Collectively evaluated for impairment	29,053	26,705	35	5,554	5,164	2,122	68,633
Loans under ASC 310-30	15,276	72,229	—	465	9,480	213	97,663
Ending balance	$46,474	$98,934	$35	$6,263	$14,644	$2,394	$168,744

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 4. LOANS AND ALLOWANCES FOR LOAN LOSSES (Continued)

Impaired loans:  The following is a summary of the investment in impaired loans, excluding loans under ASC 310-30, the related allowance for loan losses, income recognized thereon and information pertaining to nonaccrual and past due loans as of December 31 (dollars in thousands):

	2011	2010
Investment in impaired loans
Recorded investment in impaired loans with no allocated reserves	$1,240	$—
Recorded investment in impaired loans with allocated reserves	1,208	1,366
Total impaired loans	$2,448	$1,366
Related allowance for loan losses on impaired loans	$627	$409
Average recorded investment in impaired loans	$1,968	$114
Interest income recognized for cash payments	$—	$—
Total loans on nonaccrual	$2,448	$1,366
Total loans past 90 days or more and still accruing interest	$21	$2,621

The following table presents additional detail of impaired loans, segregated by class of loan excluding $4.8 million in loans under ASC 310-30, as of December 31, 2011 (dollars in thousands). The unpaid principal balance represents the recorded balance prior to any partial charge-offs. The recorded investment represents customer balances net of any partial charge-offs recognized on the loans. The interest income recognized column represents all interest income reported either on a cash or accrual

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 4. LOANS AND ALLOWANCES FOR LOAN LOSSES (Continued)

basis after the loan became impaired. The cash basis income column represents only the interest income recognized on a cash basis after the loan was classified as impaired.

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Income Recognized
With no related allowance recorded:
Commercial and industrial	$937	$937	$—	$536	$—	$—
Commercial real estate	—	—	—	—	—	—
Construction real estate	—	—	—	—	—	—
Residential 1 - 4 family real estate	244	244	—	145	—	—
Residential multifamily real estate	—	—	—	—	—	—
Consumer	59	59	—	59	—	—
Other	—	—	—	—	—	—

With an allowance recorded:
Commercial and industrial	1,208	1,208	627	1,228	—	—
Commercial real estate
Construction real estate	—	—	—	—	—	—
Residential 1 - 4 family real estate	—	—	—	—	—	—
Residential multifamily real estate	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
Other	—	—	—	—	—	—
Total	$2,448	$2,448	$627	$1,968	$—	$—

As of December 31, 2011, the Company’s impaired loans include a combination of real estate-secured and commercial and industrial loans. As of December 31, 2011, $1.2 million of the Company’s impaired loans had a specific valuation allowance. If real estate values continue to decline, and as updated appraisals are received, the Company may have to increase its allowance for loan losses appropriately.

As of December 31, 2011, the Company was not committed to lend additional funds on these impaired loans.

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 4. LOANS AND ALLOWANCES FOR LOAN LOSSES (Continued)

The following table presents the contractual aging of the recorded investment in past due loans by class of loans as of December 31, 2011 (dollars in thousands):

	Current	30 - 59 Days Past Due	60 - 89 Days Past Due	Loans Past Due 90 days or More	Total	90 days or More Past Due and accruing
Commercial and industrial	$42,281	$818	$7	$3,368	$46,474	$—
Commercial real estate:	95,525	261	—	3,148	98,934	—
Construction real estate	35	—	—	—	35	—
Residential 1 - 4 family real estate	5,968	—	30	265	6,263	21
Residential multifamily real estate	14,644	—	—	—	14,644	—
Consumer	2,286	49	—	59	2,394	—
Other	—	—	—	—	—	—
Total	$160,739	$1,128	$37	$6,840	$168,744	$21

The following table presents the recorded investment in nonaccrual loans by class of loans as of December 31, 2011 (dollars in thousands):

Nonaccrual Loans
Commercial and industrial	$2,145
Commercial real estate:	—
Construction real estate	—
Residential 1 - 4 family real estate	244
Residential multifamily real estate	—
Consumer	59
Other	—
Total	$2,448

There were $1.4 million in loans on nonaccrual at December 31, 2010.

As part of the on-going monitoring of the credit quality of the Company’s loan portfolio, management categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt and comply with various terms of their loan agreements. The Company considers current financial information, historical payment experience, credit documentation, public information and current economic trends. Generally, all sizeable credits receive a financial review no less than annually to monitor and adjust, if necessary, the credit’s risk profile. Credits classified as watch generally receive a review more frequently than annually. For special mention, substandard, and doubtful credit classifications, the frequency of review is increased to no less than quarterly in order to determine potential impact on credit loss estimates.

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 4. LOANS AND ALLOWANCES FOR LOAN LOSSES (Continued)

The Company categorizes loans into the following risk categories based on relevant information about the ability of borrowers to service their debt:

Pass:  A pass asset is well protected by the current worth and paying capacity of the obligator (or guarantors, if any) or by the fair value, less cost to acquire and sell, of any underlying collateral in a timely manner. Pass assets also include certain assets considered watch, which are still protected by the worth and paying capacity of the borrower but deserve closer attention and a higher level of credit monitoring.

Special mention:  A special mention asset has potential weaknesses that deserve management’s close attention. The asset may also be subject to a weak or speculative market or to economic conditions, which may, in the future adversely affect the obligator. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Company’s credit position at some future date. Special mention assets are not adversely classified and do not expose the Company to sufficient risk to warrant adverse classification.

Substandard:  A substandard asset is an asset with a well-defined weakness that jeopardizes repayment, in whole or in part, of the debt. These credits are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged. These assets are characterized by the distinct possibility that the institution will sustain some loss of principal and/or interest if the deficiencies are not corrected. It is not necessary for a loan to have an identifiable loss potential in order to receive this rating.

Doubtful:  An asset that has all the weaknesses inherent in the substandard classification, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions and values, highly questionable and improbable. The possibility of loss is extremely likely, but it is not identified at this point due to pending factors.

Loss:  An asset, or portion thereof, classified as loss is considered uncollectible and of such little value that its continuance on the Company’s books as an asset is not warranted. This classification does not necessarily mean that an asset has no recovery or salvage value; but rather, there is much doubt about whether, how much, or when the recovery would occur. As such, it is not practical or desirable to defer the write-off. Therefore, there is no balance to report at December 31, 2011.

The following table presents the risk category of loans evaluated by internal asset classification based on the most recent analysis performed and the contractual aging as of December 31, 2011 (dollars in thousands):

	Pass	Special Mention	Substandard	Doubtful	Loss	Total
Commercial and industrial	$38,258	$2,423	$3,410	$2,383	$—	$46,474
Commercial real estate	89,460	2,500	6,975	—	—	98,935
Construction real estate	35	—	—	—	—	35
Residential real estate	5,735	283	244	—	—	6,262
Residential multifamily real estate	13,799	845	—	—	—	14,644
Consumer	2,372	22	—	—	—	2,394
Other	—	—	—	—	—	—
Total	$149,659	$6,073	$10,629	$2,383	$—	$168,744

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 4. LOANS AND ALLOWANCES FOR LOAN LOSSES (Continued)

The following tables presents troubled debt restructurings and the financial effects of troubled debt restructurings as of December 31, 2011 and 2010 (dollars in thousands):

2011	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Foregone Principal	Lost Interest Income
Commercial and industrial	5	$2,549	$2,141	$—	$19
Commercial real estate	—	—	—	—	—
Construction real estate	—	—	—	—	—
Residential real estate	1	250	250	—	—
Residential multifamily real estate	—	—	—	—	—
Consumer	—	—	—	—	—
Other	—	—	—	—	—
	6	$2,799	$2,391	$—	19

2010	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Foregone Principal	Lost Interest Income
Commercial and industrial	1	$1,500	$1,350	$—	$—
Commercial real estate	—	—	—	—	—
Construction real estate	—	—	—	—	—
Residential 1 - 4 family real estate	—	—	—	—	—
Residential multifamily real estate	—	—	—	—	—
Consumer	—	—	—	—	—
Other	—	—	—	—	—
	1	$1,500	$1,350	$—	$—

There was no principal forgiven on troubled debt restructurings in 2011. There were no troubled debt restructuring re-defaults that occurred in 2011. There were no commitments to lend additional funds to borrowers whose terms have been modified in troubled debt restructurings as of December 31, 2011 or 2010.

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 5. PREMISES AND EQUIPMENT

A summary of premises and equipment as of December 31 follows (dollars in thousands):

	2011	2010
Land	$1,511	$1,511
Building	1,771	1,759
Leasehold improvements	933	956
Furniture and equipment	2,125	1,599
	6,340	5,825
Less accumulated depreciation and amortization	(2,139)	(1,378)
	$4,201	$4,448

Depreciation and amortization expense related to premises and equipment for the years ended December 31, 2011 and 2010 amounted to $472 thousand and $213 thousand, respectively.

The Company leases office space under various noncancelable operating lease agreements that expire on various dates through June 2016 and contain provisions for periodic rent increases, options to renew as well as payment by the lessee of certain operating expenses.

Future minimum rental commitments under noncancelable operating leases for premises for the remaining years of the leases are as follows (dollars in thousands):

Years Ending December 31,	Amount
2012	$464
2013	443
2014	270
2015	199
2016	103
$1,479

Total rental expense for the years ended December 31, 2011 and 2010 was approximately $557 thousand and $175 thousand, respectively.

NOTE 6. DEPOSITS

At December 31, 2011, the scheduled maturities of time deposits are as follows (dollars in thousands):

Due in one year or less	$51,848
Due from one to three years	5,516
Due after three years	442
$57,806

A significant majority of time deposits with balances in excess of $100 thousand matures within one year. At December 31, 2011, the Company has brokered deposits totaling $18.6 million.

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 7. BORROWING ARRANGEMENTS

The Company has financing availability with the FHLB secured by certain of its loans and investment securities. As of December 31, 2011, this line had total financing availability of approximately $38 million, of which none is outstanding at December 31, 2011. Interest rates are determined at the time of each borrowing.

The Company may also borrow up to $4.9 million overnight in its borrowing facility with the Federal Reserve Bank. The Company pledged investment securities with market values of approximately $5.3 million as collateral for potential borrowings. The Company had no outstanding borrowings on this facility as of December 31, 2011. The Company also has a $3 million letter of credit from its correspondent bank upon receipt of acceptable collateral.

As discussed in Note 2, Carpenter Community Bancfunds and certain former shareholders of Professional Business Bank each originally contributed $6 million notes payable to CGB Asset Management, Inc., of which the entire amount was outstanding at December 31, 2010. The borrowings required mandatory quarterly principal payments due within 15 days of each quarter end and accrued interest at 10 percent per annum. As a condition of the merger, the Company was informed by its regulator that the notes would be required to be converted to preferred stock that would qualify as Tier 1 capital under the regulations and policies of the Federal Reserve Board within 60 days of the close of the merger. The Company converted the notes to preferred stock within the required time period. On March 31, 2011, the Preferred Stock was transferred to the Carpenter Community Bancfunds (see Note 2).

NOTE 8. EMPLOYEE BENEFIT PLAN

The Company has a 401(k) plan. Under this plan, eligible employees may defer a portion of their salaries. The Company made contributions of $38 thousand and $34 thousand to the plan for the years ending December 31, 2011 and December 31, 2010, respectively.

NOTE 9. INCOME TAXES

Income tax expense (benefit) for the year ended December 31, 2011 consists of the following (dollars in thousands):

Current provision:
Federal	$43
State	159
Total current provision	202

Deferred provision (benefit):
Federal	121
State	211
Valuation allowance	(332)
Total deferred provision	—
Total current and deferred provision	$202

Income tax expense in 2010 was insignificant.

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 9. INCOME TAXES (Continued)

The following is a summary of the components of the deferred tax accounts at December 31 (dollars in thousands):

	2011	2010
Deferred tax assets:
Net operating loss carryforwards	$1,244	$1,995
Startup and organizational expenses	417	451
Allowance for loan losses	868	462
Stock compensation costs	168	127
Premium on deposits acquired in merger	167	737
Other	1,169	472
	4,033	4,244
Valuation allowance	(2,074)	(1,742)
Total deferred tax assets	1,959	2,502
Deferred tax liabilities:
Premises and equipment	(1,153)	(1,541)
Core deposit intangible	(767)	(961)
Other	(39)	—
Total deferred tax liabilities	(1,959)	(2,502)
Net deferred tax assets	$—	$—

A reconciliation of the statutory rate for the effective income tax rate for the years ended December 31, is as follows (dollars in thousands):

	2011	2010
Federal income tax expense (benefit) at statutory rate	$(12)	$109
State franchise tax, net of federal benefit	30	1
Permanent differences	(96)	108
Change in valuation allowance	332	(215)
Other	(52)	—
	$202	$3

The Company is subject to federal income tax and California franchise tax. In addition to 2011, Federal income tax returns for the periods ended December 31, 2008, 2009 and 2010 are open to audit by the federal and California state authorities. There was no penalty or interest expense recorded for the years ended December 31, 2011 or 2010.

The Company has net operating loss carryforwards which can be utilized to offset future taxable income. These carryforwards total approximately $2.7 million for federal and $4.6 million for California purposes and expire completely in 2029.

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 10. OTHER EXPENSES

Other expenses for the years ended December 31 are composed of the following (dollars in thousands):

	2011	2010
Professional fees	$2,803	$919
Data processing	888	285
Office and administrative	212	90
Correspondent banking fees	77	18
Insurance	138	20
Marketing and business promotion	350	95
Regulatory expenses, primarily FDIC insurance assessment	240	78
Loan and collection expense	300	65
Amortization and impairment of core deposit intangible	473	—
Provision for losses on unfunded commitments	156	123
Other	949	85
	$6,586	$1,780

NOTE 11. RELATED-PARTY TRANSACTIONS

There were no loans outstanding to directors, officers or their related interests as of December 31, 2011 or 2010.

NOTE 12. COMMITMENTS AND CONTINGENCIES

Financial instruments with off-balance-sheet risk:  In the ordinary course of business, the Company enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk not recognized in the Company’s financial statements.

The Company’s exposure to loan loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for loans reflected in the financial statements.

As of December 31, 2011, the Company had the following outstanding financial commitments whose contractual amount represents credit risk (dollars in thousands):

Commitments to extend credit	$22,799
Standby letters of credit	694
$23,493

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Company evaluates each client’s creditworthiness on a case-by-case basis. The

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 12. COMMITMENTS AND CONTINGENCIES (Continued)

amount of collateral obtained if deemed necessary by the Company is based on management’s credit evaluation of the customer. The majority of the Company’s commitments to extend credit and standby letters of credit are secured by real estate.

Contingencies:  In the ordinary course of business, the Company is involved in various litigation. In the opinion of management, based upon the advice of the Company’s legal counsel, the disposition of such litigation will not have a material effect on the Company’s consolidated financial statements.

NOTE 13. STOCK OPTION PLAN AND RESTRICTED SHARE GRANTS

The Company adopted a stock option plan (the Plan) for organizers, officers and employees of the Company in 2009. Under the terms of the Plan, officers and key employees may be granted both nonqualified and incentive stock options, and directors and other consultants, who are not also an officer or employee, may only be granted nonqualified stock options. The Plan provides for a maximum number of shares that may be awarded to eligible employees and directors not to exceed 425,366 shares. Stock options are granted at a price not less than 100 percent of the fair market value of the stock on the date of grant. Stock options expire no later than 10 years from the date of the grant, and all equity-based awards generally vest over five years. Certain options granted to organizers who supplied “risk” capital to fund pre-opening operations vested immediately upon grant in March 2009. The Company recognized stock-based compensation expense related to stock options of $24 thousand and $53 thousand for the years ended December 31, 2011 and 2010, respectively.

A summary of the status of the Company’s stock option plan as of December 31, 2011 and changes during the period ending thereon is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding at beginning of period	131,185	$10.00
Granted	—
Exercised	—
Forfeited or expired	(23,026)	10.00
Outstanding at end of period	108,159
Options exercisable	82,339	10.00	7.20
Vested and expected to vest	108,159	10.00	7.20

The weighted-average grant date fair value of options granted during 2010 was $3.40. There were no options granted in 2011. Options vested and expected to vest in future years had no intrinsic value at December 31, 2011 and 2010. Intrinsic value is based on the excess of the market price of the Company’s stock over the weighted-average exercise price.

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 13. STOCK OPTION PLAN AND RESTRICTED SHARE GRANTS (Continued)

As of December 31, 2010, there was $74 thousand of total unrecognized compensation cost related to the outstanding stock options that will be recognized over a weighted-average period of 2.2 years.

The estimated fair value of the options granted during 2010 and prior years was calculated using the Black-Scholes options pricing model. Volatility is based on the historical volatility of the peer bank’s stock over the expected life of the award. The Bank uses historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is derived from historical data and represents the period of time that options granted are expected to be outstanding; the range given below results from certain groups of employees exhibiting different behavior. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The fair value of each stock option granted in 2010 was estimated on the date of grant using the following weighted-average assumptions:

Expected dividends	—
Weighted-average volatility	22.50%
Risk-free interest rate	4.20%
Expected term (in years)	5.6
Forfeiture rate	—

In 2011, the Company issued 102,758 restricted share grants to certain officers. The grants had a fair value, at grant date of $3.75 per share. 52,658 of the restricted shares were issued with a five year cliff vesting, with the remaining grants vesting 20 percent at each anniversary of issuance. There were no vested restricted share grants as of December 31, 2011. The Company recorded stock-based compensation costs related to restricted share grants of $74 thousand in 2011.

NOTE 14. REGULATORY MATTERS

On December 31, 2010, Professional Business Bank was acquired by CGB Holdings, Inc. and thereafter directly invested in its subsidiary bank, California General Bank. Upon receipt of this investment, California General Bank adopted the Professional Business Bank name. The Company’s acquisition of Professional Business Bank, together with its subsequent merger into California General Bank, was approved by the Federal Reserve Bank of San Francisco, the Federal Deposit Insurance Corporation (FDIC) and the California Department of Financial Institutions (DFI).

As part of its regulatory application, the Company committed to achieve a weighted classified asset ratio of less than 15 percent at the transaction consummation date pursuant to the Federal Reserve Bank specified calculation instructions and to convert $12 million of secured notes issued by CGB Asset Management, Inc. to financial instruments that qualify as equity capital under U.S. generally accepted accounting principles and approved in advance as such by the Federal Reserve Bank. Management believes both of these commitments have been satisfied.

Regulatory approvals also included the following continuing stipulations:

•                  Professional Business Bank requires prior regulatory approval for any major deviation or material change from the application business plan during the three years following bank merger consummation.

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 14. REGULATORY MATTERS (Continued)

•                  Professional Business Bank Tier 1 Leverage Capital Ratio is maintained at not less than 9 percent during the three years following bank merger consummation.

•                  Proposed additional senior executive officers or members of the Board of Directors are submitted for prior approval and/or non-objection at least 30 days prior to proposed employment or Board election plan during the three years following the bank merger consummation.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. The Bank is also subject to the regulatory framework for Prompt Corrective Action (PCA) rules.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2011, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2011, the Bank believes it is well capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed the Bank’s category). To be categorized as well-capitalized, the Bank must maintain minimum ratios as set forth in the table below. The following table also sets forth the Bank’s actual capital amounts and ratios at December 31 (dollars in thousands):

	Amount of Capital Required
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
2011	Amount	Ratio %	Amount	Ratio %	Amount	Ratio %
Total capital (to risk-weighted assets)	$34,742	19.22%	$14,482	8.00%	$18,103	10.00%
Tier 1 capital (to risk-weighted assets)	32,476	17.96%	7,241	4.00%	10,862	6.00%
Tier 1 capital (to average assets)	32,476	13.34%	9,740	4.00%	12,172	5.00%

	Amount of Capital Required
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
2010	Amount	Ratio %	Amount	Ratio %	Amount	Ratio %
Total capital (to risk-weighted assets)	$33,528	15.74%	$17,193	8.00%	$21,492	10.00%
Tier 1 capital (to risk-weighted assets)	32,115	14.96%	8,597	4.00%	12,895	6.00%
Tier 1 capital (to average assets)	32,115	49.54%	2,593	4.00%	3,242	5.00%

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 14. REGULATORY MATTERS (Continued)

The December 31, 2010 Tier 1 capital ratio (to average assets) in the above table is temporarily inflated due to the prescribed use of average assets for the ratio denominator. As California General Bank is the surviving entity of the two merged banks, only its assets are recognized for this merger date calculation. If calculated using December 31 assets of the combined banks, Tier 1 capital ratio would have been 10.36 percent, which management believes is more representative.

The California Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of the Bank’s undivided profits or the Bank’s net income for its last three fiscal years less the amount of any distribution made by the Bank’s shareholders during the same period.

NOTE 15. FAIR VALUE MEASUREMENTS

The table below represents balances of assets measured and presented in the balance sheet at December 31 at fair value on a recurring basis (dollars in thousands):

	Assets Measured at Fair Value on a Recurring Basis
2011	Carrying Value	Quoted Prices in Active Markets With Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Securities available for sale:
U.S. Treasury securities	$—	$—	$—	$—
U.S. government agency securities	1,518	1,518	—	—
Municipal securities	5,959	—	5,473	486
Mortgage-back securities, residential	1,983	—	1,983	—
	$9,460	$1,518	$7,456	$486

	Assets Measured at Fair Value on a Recurring Basis
2010	Carrying Value	Quoted Prices in Active Markets With Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Securities available for sale:
U.S. Treasury securities	$2,002	$—	$2,002	$—
U.S. government agency securities	2,604	—	2,604	—
Municipal securities	6,131	—	6,131	—
Mortgage-back securities, residential	2,767	—	2,767	—
	$13,504	$—	$13,504	$—

Investment securities:  The fair values of securities available for sale may be determined by obtaining quoted prices in active markets, when available, from nationally recognized securities exchanges (Level 1 inputs). If quoted market prices are not available, the fair value is determined by a matrix pricing, which is a mathematical technique widely used in the securities industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 15. FAIR VALUE MEASUREMENTS (Continued)

the securities’ relationship to other benchmark quoted securities (Level 2 inputs). Debt securities’ pricing is generally obtained from one of the matrix pricing models developed from one of the three national pricing agencies. In case where significant credit valuation adjustments are incorporated into the estimation of fair value, reported amounts are classified as Level 3 inputs.

Collateral-dependent impaired loans:  The Company does not record loans at fair value on a recurring basis. However, from time to time, fair value adjustments are recorded on these loans to reflect partial write-downs, through charge-offs or specific reserve allowances that are based on the current appraised or market-quoted value of the underlying collateral. Fair value estimates for collateral-dependent impaired loans are obtained from real estate brokers or other third-party consultants (Level 3). The fair value of noncollateral-dependent loans is estimated using a discounted cash flow model.

Other real estate owned:  The value assigned, in the quoted prices in active markets column, represent fair value of the properties as established by recently conducted appraisal of the property. The carrying values represent the actual sales contracts from an all-cash purchase price from third party buyers to purchase the property.

During 2011 the Company determined that, since there were specific trades on the exact U.S. government agency securities, such assets should be classified out of Level 2 into Level 1.

The following table presents a rollforward including additional information about the financial assets of the Company measured at fair value on a recurring basis for which the Company used significant unobservable inputs (Level 3) for the year ended December 31, 2011. There were no transfers to Level 3 in the year ended December 31, 2010 (dollars in thousands).

	Balance at January 1	Included in Earnings	Included in Other Comprehensive Income (Loss)	Purchases Issuances, Settlements	Transfers in to Level 3	Balance at December 31
Assets, measured at fair value using Level 3, December 31, 2011 Municipal securities	$—	$—	$—	$—	$486	$486
	$—	$—	$—	$—	$486	$486

During 2011 the Company determined that, based on the limitation on the observability of significant inputs into the valuation of certain municipal securities, such assets should be classified as a Level 3 input.

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 15. FAIR VALUE MEASUREMENTS (Continued)

The following is a description of valuation methodologies used for financial assets recorded at fair value on a nonrecurring basis at December 31 (dollars in thousands):

	Assets Measured at Fair Value on a Nonrecurring Basis
2011	Carrying Value	Quoted Prices in Active Markets With Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Collateral-dependent impaired loans	$2,448	$—	$—	$2,448

	Assets Measured at Fair Value on a Nonrecurring Basis
2010	Carrying Value	Quoted Prices in Active Markets With Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Other real estate owned	$1,477	$—	$—	$1,477
Collateral-dependent impaired loans	66	—	—	66
	$1,543	$—	$—	$1,543

Fair value of financial instruments:  The following disclosure of the carrying amount and estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, as codified in ASC 825-10, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates presented below are not necessarily indicative of the amounts the Company could have realized in a current market exchange as of December 31, 2011 or 2010. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 15. FAIR VALUE MEASUREMENTS (Continued)

The table below presents the carrying amounts and estimated fair values of financial instruments at December 31 (dollars in thousands):

	2011		2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$6,779	$6,779	$21,038	$21,038
Interest-earning deposits in other financial institutions	42,708	42,708	70,483	70,483
Investment securities	9,460	9,460	13,504	13,504
Loans, net	166,381	165,755	210,386	209,492
FHLB stock and other Bank stock	1,986	1,986	2,359	2,359
Accrued interest receivable	675	669	1,034	1,034
Financial liabilities:
Noninterest-bearing demand	70,188	70,188	71,361	71,361
Savings, NOW and money market	73,158	73,158	69,460	69,460
Time deposit accounts	57,806	58,200	134,646	134,831
Borrowings	—	—	12,000	12,000
Accrued interest payable	61	61	218	218

Cash and cash equivalents:  The carrying amounts reported in the balance sheet for cash and due from banks, interest-earning deposits in other banks and federal funds sold approximate their fair value.

Loans:  For variable-rate loans that reprice frequently and have experienced no significant change in credit risk, fair value is based on carrying value. Fair value for all other loans is estimated based on discounted cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality and for the same remaining maturities. Prepayments prior to the repricing date are not expected to be significant. Loans are expected to be held to maturity and any unrealized gains or losses are not expected to be realized.

FHLB stock and other bank stock:  The carrying amounts reported in the balance sheets for the Company’s investment in FHLB and other bank nonmarketable common stock approximates fair value.

Deposit liabilities:  Fair value disclosed for demand deposits, including savings, NOW and money market accounts, equals their carrying amounts, which represent the amount payable on demand. The carrying amounts for variable-rate money market accounts and certificates of deposit approximate their fair value at the reporting date.

The fair value for fixed-rate certificates of deposit which have a remaining maturity of less than 12 months approximates their fair value. For the fixed-rate certificates greater than 12 months, the fair value is estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities on time deposits. Early withdrawal of fixed-rate certificates of deposit is not expected to be significant.

Accrued interest receivable and payable:  The fair values of accrued interest receivable and payable approximate their carrying amounts.

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 15. FAIR VALUE MEASUREMENTS (Continued)

Borrowings:  The fair value for borrowings is estimated using rates currently available for similar borrowings with similar credit risk, and for remaining maturities, including the Company’s own credit risk associated with the ability to repay the loan.

Fair value of commitments:  The estimated fair value of fee income on letters of credit at December 31, 2011 and 2010 is insignificant. Loan commitments on which the committed interest rate is less than the current market rate are also insignificant at December 31, 2011 and 2010.

Interest rate risk:  The Company assumes interest rate risk as a result of its normal customer business activity. The fair value of the Company’s financial instruments will change with movements in interest rate levels, spreads between interest rate indices, or implied future interest rate volatility. These changes may be either favorable or unfavorable to the Company. Management attempts to match interest rate repricing maturities of assets and liabilities to contain its adverse exposure within limits specified in its Interest Rate Risk Management policy. To the extent that customer business creates an excessive adverse risk exposure, management will moderate that risk by adjusting the tenor of fixed income investments and/or wholesale financings. Management measures interest rate risk in terms of predicted changes in forecasted net interest income and the estimated fair value of assets and liabilities should the yield curve shift above or below its current level.

NOTE 16. PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS

Balance Sheets

December 31, 2011 and 2010

(dollars in thousands)

	2011	2010
Assets
Cash and Due From Banks	$160	$482
Investment in Subsidiaries	32,166	35,301
Other Assets	255	—
Total assets	$32,581	$35,783
Liabilities and Stockholders’ Equity
Liabilities
Other liabilities	84	—
Total liabilities	84	—
Stockholders’ Equity
Common stock	—	—
Additional paid-in capital	36,006	39,538
Accumulated deficit	(3,992)	(3,754)
Accumulated comprehensive income (loss)	483	(1)
Total stockholders’ equity	32,497	35,783
Total liabilities and stockholders’ equity	$32,581	$35,783

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 16. PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS (Continued)

Statements of Operations

Years Ended December 31, 2011 and 2010

(dollars in thousands)

	2011	2010
Income:
	$12	$—
Total income	12	—
Expenses:
Other expenses	163	56
Total expenses	163	56
Loss before equity in undistributed income (loss) of subsidiaries	(151)	(56)
Equity in undistributed income (loss) of subsidiaries	(87)	276
Income (loss) before income tax expense	(238)	220
Income tax expense	—	2
Net income (loss)	$(238)	$218

Statements of Cash Flows

Years Ended December 31, 2011 and 2010

(dollars in thousands)

	2011	2010
Cash Flows from Operating Activities
Net income (loss)	$(238)	$218
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Undistributed net (income) loss of subsidiary	87	(276)
(Increase) in other assets	(255)	—
Increase (decrease) in other liabilities	84	(7)
Net cash used in operating activities	(322)	(65)
Cash Flows from Investing Activities, Acquisition of Professional Business Bank and CGB Asset Management, Inc.	—	(22,150)
Cash Flows from Financing Activities
Proceeds from sale of common stock	—	22,502
Net cash provided by financing activities	—	22,502
Increase (decrease) in cash and cash equivalents	(322)	287
Cash and Cash Equivalents, beginning of year	482	195
Cash and Cash Equivalents, end of year	$160	$482

CGB Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued

NOTE 17. PENDING MERGER WITH MANHATTAN BANCORP

On November 21, 2011, the Company entered into a merger agreement with Manhattan Bancorp. Pursuant to the agreement, the Company will merge into its subsidiary, Professional Business Bank. The Bank will then merge into Bank of Manhattan with Bank of Manhattan as the surviving institution. As of November 21, 2011, the Company owned 91.7 percent of the outstanding common stock of Professional Business Bank, and Carpenter Community Bancfunds owned 100 percent of the Company. In addition, the Carpenter Community Bancfunds own 44 percent of Manhattan Bancorp.

Under current accounting guidance, Professional Business Bank will be the accounting acquirer in this transaction even though Bank of Manhattan is the legal acquirer. As a result, the net assets and liabilities of Professional Business Bank will be carried forward in the merger at their historical cost basis.